UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – JUNE 29, 2005

CYGNI SYSTEMS CORPORATION

(Exact name of Registrant as specified in its charter)

NEVADA	333116045	20-0909393
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

39 Woodstone Drive

Winnipeg, Manitoba, R2E 0M5

(Address of principal executive offices)

(204) 295-8015

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:	Entry into a Material Definitive Agreement.

On June 29, 2005, Cygni Systems Corporation (“Cygni”) entered into a Letter of Intent (the “Letter of Intent”) regarding a share exchange with XL Generation AG (“XLG”). Pursuant to the terms of the Letter of Intent, Cygni has agreed to acquire all of the issued and outstanding shares of common stock of XLG in exchange for the issuance at closing of an aggregate of 15 Million shares of restricted common stock (the “Common Stock”) of Cygni (the “Exchange Offer”). In the event that substantially all of XLG’s shareholders agree to participate in the Exchange Offer, such shareholders will thereafter collectively own approximately 60% of the issued and outstanding shares of Cygni’s Common Stock as of such date, and Cygni will hold all or substantially all of the issued and outstanding shares of XLG’s common stock. XLG is domiciled in Zug, Switzerland. To the knowledge of Cygni, all XLG Shareholders are non-U.S. persons. The Exchange Offer will be made to the current shareholders of XLG pursuant to the exemption from registration provided by Regulation S promulgated under the U.S. Securities Act of 1933, as amended. The Cygni Common Stock will be issued directly to the shareholders of XLG who accept the Exchange Offer. The Exchange Offer is conditioned on its acceptance by at least 90% of the stockholders of XLG, the completion of due diligence by Cygni, the absence of litigation related to XLG, and other conditions contained in the Letter of Intent which must be performed or waived no later than August 31, 2005. At the closing of the Exchange Offer, Cygni expects to appoint a minimum of five (5) new Directors and Officers. The Letter of Intent furthermore permits Cygni to change its name to “XL Generation International” as to which Cygni intends to commence requisite formalities very shortly. If the closing does not occur on or before August 31, 2005, Cygni may terminate the Letter of Intent and the transactions contemplated thereunder.

Item 9.01:	Financial Statements and Exhibits.

Exhibit 99.1:	Letter of Intent Regarding a Share Exchange Agreement, entered into between Cygni Systems Corporation and XL Generation AG, dated as of June 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cygni Systems Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CYGNI SYSTEMS CORPORATION
Dated: July 6, 2005

By: /s/ Claude Pellerin
Name: Claude Pellerin
Title: President, Treasurer and Secretary